Item 77C

Micro Cap Fund, a series of MORGAN GRENFELL INVESTMENT TRUST

The Proxy Statement on Schedule 14A for Micro Cap Fund (the "Fund"), a series of Morgan Grenfell Investment Trust (File No. 811-8006), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission (the "Commission") on June 17, 2002. In addition, the Shareholder Meeting Results for the Fund are incorporated by reference to the Annual Report to Shareholders for such fund filed with the Commission on November 27, 2002.